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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15


          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                                                Commission File Number 333-00365
                                                                       ---------


                    Asset Backed Securities Corporation
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)



                              11 Madison Avenue
                          New York, New York  10010
                              (212) 325-1811
          -------------------------------------------------------
            (Address, including zip code, and telephone number,
          including area code of registrant's principal executive
                                  offices)


Compass Auto Receivables Trust 1998-A: 5.659% Class A-1 Asset Backed Notes
                                       5.709% Class A-2 Asset Backed Notes
                                       5.900% Class A-3 Asset Backed Notes
--------------------------------------------------------------------------
         (Title of each class of securities covered by this form)


                                   None
          ----------------------------------------------------------
            (Title of all other classes of securities for which a
          duty to file reports under Section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


           Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(i)     [ ]

           Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)    [ ]

           Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)     [ ]

           Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)    [ ]

                                           Rule 15d-6              [X]

          Approximate number of holders of record as of certification or notice date:  22
                          ----
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
          Asset Backed Securities Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          Date:  January 21, 1999      By: /s/ Erik A. Falk
                                           --------------------------
                                           Erik A. Falk
                                           Vice President